Exhibit 99.1

Chaparral Energy Announces Fourth Quarter and Full Year 2018 Financial and Operational Results

Oklahoma City, March 14, 2019 - Chaparral Energy, Inc. (NYSE: CHAP) announced today its fourth quarter and full year 2018 financial and operational results with the filing of its form 10-K. The company will hold its financial and operating results call this morning, March 14 at 9 a.m. Central.

2018 Highlights

•	Recorded 2018 full year STACK production of 14.5 thousand barrels of oil equivalent per day (MBoe/d), representing a 52% year-over-year increase

•	Achieved 2018 full year total company production of 20.5 MBoe/d

•	Reported full year 2018 net income of $33.4 million, or 73 cents per diluted share

•	Achieved full year 2018 adjusted EBITDA, as defined below, of $125 million

•
Grew 2018 total proved reserves to 94.8 million barrels of oil equivalent (MMBoe), which adjusted for 2018 divestitures marks a 35% year-over-year increase, and represents a PV-10 value of $686 million

◦	Increased STACK proved reserves by 50% year-over-year to 74.1 MMBoe, while replacing 519% of STACK production

•	Invested $194.7 million in STACK drilling and completion (D&C) activities in 2018

•	Reduced total company lease operating expense per barrel of oil equivalent (LOE/Boe) almost $4 from $10.96 in 2017 to $7.24 in 2018

•	Strengthened the balance sheet by issuing $300 million of unsecured senior notes and increasing the borrowing base to $325 million in 2018

“Our team is extremely proud of all we accomplished in 2018,” said Chief Executive Officer Earl Reynolds. “From strategically adding to our STACK acreage position to uplisting to the New York Stock Exchange to successfully completing a $300 million senior notes offering and increasing our borrowing base, we were able to increase the value of our assets while also strengthening our balance sheet. In addition, our outstanding operational and drilling results allowed us to significantly grow production and reserves in 2018.”

“While we continue to monitor market conditions and plan to be flexible with our capital expenditures, our current plan for 2019 is to invest $275 to $300 million in capital, more than 80% of which is dedicated to low-cost, high-return STACK/Merge D&C activity. Chaparral remains committed to low-cost operations, as is evident in our cost per lateral drilling foot, efficient frac designs and systematic development approach. This focus will continue to drive our efforts as we move toward partial and full section development, with additional spacing tests throughout the first half of 2019 across Canadian and Kingfisher counties. We are extremely proud of the differentiated STACK position we have built. We will continue to prudently manage our capital and protect our balance sheet as we grow production and reserves, work to become cash flow neutral and deliver long-term value for our shareholders.”

Operational Update - STACK Production Soars in 2018
Chaparral increased its STACK production to 16.6 MBoe/d during the fourth quarter, which is up 6% as compared to the previous quarter. Full year STACK production grew by 52% to 14.5 MBoe/d compared to the previous year. Total company production was 21.7 MBoe/d during the fourth quarter, which is a 2% quarter-over-quarter increase. Total company production for the full year was 20.5 MBoe/d, which represents an 11% decrease from the previous year. Excluding production from divested EOR assets in 2017, total company production increased by 13% on a year-over-year basis. Total company production for 2018 was 36% oil, 25% natural gas liquids (NGLs) and 39% natural gas.

Chaparral operated four drilling rigs during the fourth quarter of 2018. The company brought 13 new gross operated STACK wells on production during the quarter, two of which were part of its drilling joint venture. For the full year 2018, Chaparral brought 48 gross operated STACK wells online, of which 20 were in Garfield County, 18 in

Canadian County and 10 in Kingfisher County. This includes 19 joint venture wells. Additional details on recent well results are included in the company’s current investor presentation, which is available on the investors page of its website.

Overall, 2018 average results from the company’s Meramec and Osage programs continued to exceed type curve expectations. The company believes it has de-risked more than 50% of its Garfield County position, as well as 80% of its Canadian County Merge position. The table below represents the average results of the Meramec and Osage wells, which had first production in 2018.

Reservoir Target	Gross Wells	Average WI	Lateral Length	IP-30[1]	Liquids	Type Curve IP-30[2]
Meramec & Osage	44	63%	4,691	750	73%	709
1IP 30s represent the gross three-phase, peak 30-day production rate in Boe/d and are scaled to type curve lateral length of 4,800 feet
2 Represents the average gross three-phase, peak 30-day production rate in Boe/d of the STACK Meramec, Upper Osage, Lower Osage and Merge Miss type curves

Chaparral’s total oil and natural gas capital expenditures (CAPEX) during the fourth quarter were $76 million, of which $67.7 million was associated with the STACK. Of its STACK CAPEX, $55.4 million was related to D&C activities, which included $4.2 million of non-operated CAPEX and $5.4 million of inflation driven drilling joint venture CAPEX. Additionally, $10.7 million was spent on acquisition activities, including $5.1 million in non-cash acreage trades. The company’s oil and natural gas CAPEX for the full year 2018 was $341 million, of which STACK CAPEX D&C was $194.7 million. STACK D&C CAPEX includes $38 million of non-operated CAPEX and $13.2 million of inflation driven drilling joint venture CAPEX. The company also invested $111.4 million in STACK acquisitions, including $54.8 million for its 7,000-acre, bolt-on acquisition in Kingfisher County, $10.9 million in non-cash acreage trades and $7.7 million for seismic data.

Chaparral acquired 24,600 net acres through leasing and poolings associated with its D&C activities in 2018 and drilled or participated in 165 gross (37 net) horizontal STACK wells. The table below summarizes total oil and natural gas capital expenditures for the fourth quarter and full year 2018.

Capital Expenditures (in millions)	Q4 2018	Full Year 2018
STACK Acquisitions[1]	$10.7	$111.4
STACK D&C2	$55.4	$194.7
STACK Enhancements	$1.6	$4.8
Total STACK	$67.7	$310.9
Other Enhancements	$0.6	$6.2
Corporate Allocations[3]	7.7	$23.9
Total CAPEX	$76.0	$341.0
1For Q4 2018 and full year 2018, includes non-cash acreage trades of $5.1 million and $10.9 million respectively.
2For Q4 2018 and full year 2018, includes non-operated of $4.2 million and $38.0 million respectively and $5.4 million and $13.2 million of drilling joint venture respectively
3For Q4 2018 and full year 2018, includes capitalized G&A, capitalized interest and asset retirement obligations

2018 Reserves
Chaparral previously announced year-end SEC 2018 proved reserves of 94.8 MMBoe, which adjusted for 2018 divestitures, marks a 35% year-over-year increase. The company’s reserve estimates were prepared by third-party reserve consultant Cawley, Gillespie and Associates. The net present value of the company’s year-end SEC proved reserves, discounted at 10%, was approximately $686 million. This marks a 38% increase compared to the previous year. Chaparral’s reserves were classified as 59% proved developed and were 34% oil, 27% NGLs and 39% natural gas.

Proved reserves for Chaparral’s STACK assets increased 50% on a year-over-year basis, from 49.4 MMBoe to 74.1 MMBoe. In the STACK, Chaparral replaced 519% of 2018 STACK production, with a drillbit finding and development cost of $7.80 per Boe. The following table illustrates the change in Chaparral’s estimated net proved reserves from December 31, 2017 to December 31, 2018.

Total Proved Developed and Undeveloped Reserves

	Oil (MBbls)	Natural Gas (MMcf)	NGLS (MBbls)	Total (MBoe)
As of December 31, 2017	29,604	170,166	18,322	76,287
Revisions	1,254	12,596	1,411	4,764[1]
Extensions and Discoveries	6,545	69,189	9,329	27,406
Divestitures	(2,422)	(14,184)	(1,374)	(6,160)[1]
Production	(2,684)	(17,549)	(1,881)	(7,490)
As of December 31, 2018	32,297	220,218	25,807	94,807
1STACK only revisions, excluding the impact of price, were 623 MBoe

Financial Summary
Chaparral reported net income of $79 million, or $1.73 per diluted share, during the fourth quarter of 2018 and $33.4 million for the full year, or 73 cents per diluted share. Net income in the fourth quarter and full year was driven by a $94 million and $38 million non-cash change in fair value of hedge derivative instruments, respectively. Chaparral’s adjusted EBITDA for the fourth quarter was virtually flat on a quarter-over-quarter basis at $34.4 million. The company’s full year 2018 adjusted EBITDA was $125 million. Its adjusted EBITDA, as well as its production, revenues and expenses mentioned in this release were impacted on a year-over-year basis by the sale of its EOR assets in November 2017, as well as other non-core asset sales.

Total gross commodity sales for the fourth quarter of 2018 were $65.1 million, which included $39.4 million from oil, $10.8 million from NGLs and $14.9 million from natural gas. For the full year, Chaparral recorded $258.8 million in total gross commodity sales, including $171.7 million from oil, $45.6 million from NGLs and $41.5 million in natural gas. This represents a 12% year-over-year decline compared to $293 million in 2017.

Chaparral’s average realized price for crude oil, excluding derivative settlements, decreased to $58.06 per barrel in the fourth quarter of 2018. For the full year, however, the company’s realized crude oil price increased 31% on a year-over-year basis to $63.99. Chaparral’s realized NGL price during the quarter was $22.84 per barrel and $24.24 per barrel for the full year, which represents a 7% year-over-year increase. The company’s realized natural gas price during the quarter was $2.95 per thousand cubic feet (Mcf) and $2.37 per Mcf for the year, which represents a decrease of 10% compared to 2017.

Total company LOE for the fourth quarter of 2018 was $12.1 million, or $6.11 per Boe, which was down 4% on a quarter-over-quarter basis compared to $6.36 per Boe in the third quarter. Chaparral’s STACK LOE/Boe for the fourth quarter was up slightly from $4.34 in the previous quarter to $4.64. For the full year, total company LOE/Boe was down significantly from $10.96 in 2017 to $7.24 in 2018. This decrease was driven primarily by the sale of its EOR properties in 2017 and other non-core divestitures executed in 2018. Full year STACK LOE/Boe was $4.86 compared to $4.31 in 2017.

Chaparral’s net G&A expense was $10 million, or $5.05 per Boe, during the fourth quarter of 2018 and $38.8 million, or $5.18 per Boe, for the full year 2018. Adjusted for non-cash compensation, the company’s cash G&A expense per Boe in the fourth quarter was $3.91 and $3.73 for full year 2018.

Divestitures
The company divested of $50.5 million in non-core assets in 2018, including portions of its legacy and Oklahoma/Texas Panhandle acreage, as well as portions of its saltwater disposal infrastructure. At the time of sale, these properties accounted for approximately 1.9 MBoe/d of production.

Balance Sheet and Liquidity
As of December 31, 2018, Chaparral had approximately $37.4 million in cash and cash equivalents and no borrowings under its $325 million borrowing base. As of March 8, 2019, the company had $29.1 million of cash and cash equivalents and $30 million of borrowings under its $325 million borrowing base. The company’s balance sheet remains strong with no significant debt maturities due until 2022.

In 2018, the company had a non-cash ceiling test impairment of $20.1 million associated with non-core leasehold outside of the STACK, which it does not intend to develop. There is currently no production associated with this acreage.

2019 Guidance
Chaparral expects total company production to be between 25 and 27 MBoe/d, which marks a 22% to 32% year-over-year growth. Total STACK production is forecasted to increase to 21 to 23 MBoe/d or 45% to 59% on a year-over-year basis. First quarter production is expected to be impacted by the timing of first sales associated with Chaparral’s spacing tests and remaining joint venture wells. Only approximately 10% of the company’s 2019 operated D&C program’s net wells are estimated to record first sales during the first quarter, while its 11-well Canadian County Merge spacing test is slated to come online during the second quarter.

Chaparral plans to invest between $275 and $300 million in capital in 2019, of which $228 to $248 million is dedicated to STACK D&C activities. The company plans to decrease its rig count from four to three rigs during the second quarter and invest approximately 60% of its operated D&C in Canadian County, 20% in Kingfisher County and 20% in Garfield County. Additionally, it plans to complete the remaining eight wells in its drilling joint venture program with Bayou City Energy.

The company’s 2019 acquisition budget is expected to be significantly less than in 2018. It plans to invest between $12.5 and $17.5 million on acquisitions primarily associated with acreage poolings in support of its operated D&C program.

Total company LOE/Boe for 2019 is estimated to be between $5.00 and $5.50, while its STACK LOE/Boe is expected to be between $3.75 and $4.25. Chaparral’s cash G&A expense per Boe cost is expected to be between $2.85 and $3.35.

	1Q19E1	2019E
Total Company Average Daily Production (MBoe/d)	20.5 - 21.5	25.0 - 27.0
STACK Average Daily Production (MBoe/d)	15.5 - 16.5	21.0 - 23.0
1First quarter 2019 total company and STACK production guidance reflects impact due to timing associated with production from the company’s multi-well spacing tests and remaining drilling joint venture wells.

Financial Guidance (in millions unless otherwise stated)	2019E
Operated D&C	$210 - $225
Non-Operated D&C	$17.5 - $22.5
Acquisitions	$12.5 - $17.5
Other[1]	$35
Total Capital Expenditures	$275 - $300

Total Company LOE ($/Boe)	$5.00 - $5.50
STACK LOE ($/Boe)	$3.75 - $4.25

Cash G&A Expense ($/Boe)	$2.85 - $3.35

Anticipated Proceeds from Asset Sales	$5 - $10
1Includes workovers, capitalized interest and capitalized G&A

Earnings Call Information
Chaparral will hold its financial and operating results call this morning, Thursday, March 14, at 9 a.m. Central. Interested parties may access the call toll-free at 877-790-7727 and ask for the Chaparral Energy conference call 10 minutes prior to the start time. The conference ID number is 4093425. A live webcast of the call will also be available through the Investor section of the company’s website. For those who cannot listen to the live call, a recording will be available shortly after the call’s conclusion at chaparralenergy.com/investors.

The company has also provided an updated investor presentation for the quarter, which along with its form 10-K, is available at chaparralenergy.com/investors, as well as the Securities and Exchange Commission’s website at sec.gov.

Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Initial production (IP) rates are discreet data points in each well’s productive history. These rates are sometimes actual rates and sometimes extrapolated or normalized rates. As such, the rates for a particular well may decline over time and change as additional data becomes available. Peak production rates are not necessarily indicative or predictive of future production rates or economic rates of return from such wells and should not be relied upon for such purpose. The ability of the company or the relevant operator to maintain expected levels of production from a well is subject to numerous risks and uncertainties, including those referenced and discussed above. In addition, methodology the company and other industry participants utilize to calculate peak IP rates may not be consistent and, as a result, the values reported may not be directly and meaningfully comparable. Please read “Risk Factors” in our annual reports, form 10-K or other public filings. We undertake no duty to update or revise these forward-looking statements.

About Chaparral
Chaparral Energy (NYSE: CHAP) is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s highly economic STACK Play, where it has approximately 131,000 net acres primarily in Kingfisher, Canadian and Garfield counties. The company has approximately 260,000 net surface acres in the Mid-Continent region. For more information, visit chaparralenergy.com.

Investor Contact	Media Contact
Scott Pittman	Brandi Wessel
Chief Financial Officer	Communications Manager
405-426-6770	405-426-6657
investor.relations@chaparralenergy.com	brandi.wessel@chaparralenergy.com

Chaparral Energy, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Successor		Predecessor
	Period from	Period from	Period from	Period from
	January 1, 2018	March 22, 2017	January 1, 2017	January 1, 2016
	through	through	through	through
(in thousands, except share and per share data)	December 31, 2018	December 31, 2017	March 21, 2017	December 31, 2016
Revenues:
Commodity sales	$242,569	$226,493	$66,531	$252,152
Sublease revenue	4,793	586	—	—
Total revenues	247,362	227,079	66,531	252,152
Costs and expenses:
Lease operating	54,219	72,132	19,941	90,533
Transportation and processing	—	9,503	2,034	8,845
Production taxes	13,150	11,750	2,417	9,610
Depreciation, depletion and amortization	87,888	92,599	24,915	122,928
Loss on impairment of oil and gas assets	20,065	42,146	—	281,079
Loss on impairment of other assets	—	179	—	1,393
General and administrative	38,793	39,617	6,843	20,953
Liability management	—	—	—	9,396
Cost reduction initiatives	1,034	691	629	2,879
Other	2,036	3,728	—	—
Total costs and expenses	217,185	272,345	56,779	547,616

Operating income (loss)	30,177	(45,266)	9,752	(295,464)
Non-operating (expense) income:
Interest expense	(11,383)	(14,147)	(5,862)	(64,242)
Loss on extinguishment of debt	—	(635)	—	—
Non-hedge derivative gains (losses)	19,297	(30,802)	48,006	(22,837)
Write-off of Senior Note issuance costs, discount and premium	—	—	—	(16,970)
(Loss) gain on sale of assets	(2,582)	(25,996)	206	(117)
Other income, net	248	686	1,167	528
Net non-operating (expense) income	5,580	(70,894)	43,517	(103,638)
Reorganization items, net	(2,392)	(3,091)	988,727	(16,720)
Income (loss) before income taxes	33,365	(119,251)	1,041,996	(415,822)
Income tax (benefit) expense	(77)	(349)	37	(102)
Net income (loss)	$33,442	$(118,902)	$1,041,959	$(415,720)
Earnings per share:
Basic for Class A and Class B	$0.74	$(2.64)	*	*
Diluted for Class A and Class B	$0.73	$(2.64)	*	*
Weighted average shares used to compute earnings per share:
Basic for Class A and Class B	45,288,980	44,984,046	*	*
Diluted for Class A and Class B	45,730,171	44,984,046	*	*

Chaparral Energy, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	December 31,
(dollars in thousands, except share data)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$37,446	$27,732
Accounts receivable, net	66,087	60,363
Inventories, net	4,059	5,138
Prepaid expenses	2,814	2,661
Derivative instruments	24,025	—
Total current assets	134,431	95,894
Property and equipment, net	43,096	50,641
Oil and natural gas properties, using the full cost method:
Proved	915,333	634,294
Unevaluated (excluded from the amortization base)	466,616	482,239
Accumulated depreciation, depletion, amortization and impairment	(221,431)	(124,180)
Total oil and natural gas properties	1,160,518	992,353
Derivative instruments	2,199	—
Other assets	425	418
Total assets	$1,340,669	$1,139,306

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$73,779	$75,414
Accrued payroll and benefits payable	10,976	11,276
Accrued interest payable	13,359	187
Revenue distribution payable	26,225	17,966
Long-term debt and capital leases, classified as current	3,479	3,273
Derivative instruments	—	8,959
Total current liabilities	127,818	117,075
Long-term debt and capital leases, less current maturities	303,992	141,386
Derivative instruments	1,542	4,167
Deferred compensation	540	696
Asset retirement obligations	22,090	33,216
Commitments and contingencies (Note 17)
Stockholders’ equity:
Preferred stock	—	—
Class A Common stock	467	389
Class B Common stock	—	79
Additional paid in capital	974,616	961,200
Treasury stock	(4,936)	—
Accumulated deficit	(85,460)	(118,902)
Total stockholders' equity	884,687	842,766
Total liabilities and stockholders' equity	$1,340,669	$1,139,306

Chaparral Energy, Inc. and subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Successor		Predecessor
	Period from	Period from	Period from	Period from
	January 1, 2018	March 22, 2017	January 1, 2017	January 1, 2016
	through	through	through	through
(in thousands)	December 31, 2018	December 31, 2017	March 21, 2017	December 31, 2016
Cash flows from operating activities
Net income (loss)	$33,442	$(118,902)	$1,041,959	$(415,720)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Non-cash reorganization items	—	—	(1,012,090)	—
Depreciation, depletion and amortization	87,888	92,599	24,915	122,928
Loss on impairment of assets	20,065	42,325	—	282,472
Write-off of Senior Note issuance costs, discount and premium	—	—	—	16,970
Deferred income taxes	—	—	—	—
Derivative losses (gains)	(19,297)	30,802	(48,006)	22,837
Loss (gain) on sale of assets	2,582	25,996	(206)	117
Loss on extinguishment of debt	—	635	—	—
Other	5,470	1,573	645	3,611
Change in assets and liabilities:
Accounts receivable	(6,337)	(12,092)	198	(9,243)
Inventories	236	(489)	466	3,576
Prepaid expenses and other assets	(160)	3,245	(497)	(1,620)
Accounts payable and accrued liabilities	3,441	2,622	8,733	25,987
Revenue distribution payable	8,649	6,941	(1,875)	509
Deferred compensation	10,262	9,714	143	(5,257)
Net cash provided by operating activities	146,241	84,969	14,385	47,167
Cash flows from investing activities
Expenditures for property, plant, and equipment and oil and natural gas properties	(324,063)	(157,718)	(31,179)	(146,296)
Proceeds from asset dispositions	50,523	189,735	1,884	1,349
Proceeds from (payments for) derivative instruments	(18,510)	15,676	1,285	90,590
Cash in escrow	—	42	—	48
Net cash (used in) provided by investing activities	(292,050)	47,735	(28,010)	(54,309)
Cash flows from financing activities
Proceeds from long-term debt	116,000	33,000	270,000	181,000
Repayment of long-term debt	(243,722)	(176,407)	(444,785)	(1,952)
Issuance of Senior Notes	300,000	—	—	—
Proceeds from rights offering, net	—	—	50,031	—
Principal payments under capital lease obligations	(2,683)	(2,017)	(568)	(2,491)
Treasury stock purchased	(4,936)	—	—	—
Payment of other financing fees	(9,136)	(4,671)	(2,410)	—
Net cash provided by (used in) financing activities	155,523	(150,095)	(127,732)	176,557
Net increase (decrease) in cash and cash equivalents	9,714	(17,391)	(141,357)	169,415
Cash and cash equivalents at beginning of period	27,732	45,123	186,480	17,065
Cash and cash equivalents at end of period	$37,446	$27,732	$45,123	$186,480

Non-GAAP Financial Measures and Reconciliations

Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income in the table “Adjusted EBITDA Reconciliation, NON-GAAP.”

Adjusted EBITDA Reconciliation, Non-GAAP

	Successor		Predecessor
	Period from	Period from	Period from	Period from
	January 1, 2018	March 22, 2017	January 1, 2017	January 1, 2016
	through	through	through	through
(in thousands)	December 31, 2018	December 31, 2017	March 21, 2017	December 31, 2016
Net income (loss)	$33,442	$(118,902)	$1,041,959	$(415,720)
Interest expense	11,383	14,147	5,862	64,242
Income tax (benefit) expense	(77)	(349)	37	(102)
Depreciation, depletion, and amortization	87,888	92,599	24,915	122,928
Non-cash change in fair value of non-hedge derivative instruments	(37,807)	46,478	(46,721)	176,607
Impact of derivative repricing	(5,649)	—	—	—
Loss (gain) on settlement of liabilities subject to compromise	48	—	(372,093)	—
Fresh start accounting adjustments	—	—	(641,684)	—
Upfront premiums paid on settled derivative contracts	—	—	—	(20,608)
Proceeds from monetization of derivatives with a scheduled maturity date more than 12 months from the monetization date excluded from EBITDA	—	—	—	(12,810)
Interest income	(12)	(21)	(133)	(188)
Stock-based compensation expense	10,873	9,833	155	(5,238)
Loss (gain) on sale of assets	2,582	25,996	(206)	117
Loss on extinguishment of debt	—	635	—	—
Write-off of debt issuance costs, discount and premium	—	—	1,687	16,970
Loss on impairment of assets	20,065	42,325	—	282,472
Restructuring, reorganization and other	2,344	7,313	24,297	19,599
Adjusted EBITDA	$125,080	$120,054	$38,075	$228,269

STACK Drillbit F&D and Reserve Replacement

STACK Drillbit F&D and Reserve Replacement	2017 Metrics	2018 Metrics	Calculation
Total Company Production (MBoe)	8,399	7,490
STACK Production (MBoe)	3,464	5,279	(A)
Proved Reserves (MBoe)
Total Company Proved Reserves	76,827	94,807
STACK Extensions and Discoveries	20,927	27,406	(B)
STACK Revisions (excluding price revisions)	597	623	(C)
Capital Costs Incurred (in thousands)
Total Company	$212,505	$341,018
Development & Exploration Costs	$174,994	$218,709	(D)
STACK Reserve Replacement	604%	519%	(B)/(A)
STACK Drillbit F&D	$8.13	$7.80	(D)/(B+C)